UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 28, 2007

(Date of earliest event reported)

LaserCard Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-06377	77-0176309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 N. Shoreline Boulevard, Mountain View, California 94043

(Addresses of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 969-4428

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Signatures

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2007, Richard M. Haddock, President, Chief Executive Officer, and Director, resigned as an employee, officer, and director of Registrant and its subsidiaries effective on the first to occur of (a) Registrant recruits and hires a replacement CEO who determines that s/he has received the full-time transition assistance from Mr. Haddock that s/he desires and (b) March 31, 2008 (the “Retirement Date”).

Director Bernard C. Bailey has become Chairman of the Board of Directors and in this capacity it is intended that Mr. Bailey play a more active role in certain operational activities of the Registrant in order to help effect a smooth transition as Mr. Haddock approaches his retirement. Donald E. Mattson, the previous Chairman, has been selected to fill the newly created role of Vice-Chairman.

Registrant intends to begin a formal search for a replacement CEO, although no assurance can be given as to the timing of when a new CEO will be recruited.

Mr. Haddock and the Registrant entered into a Planned Retirement Agreement and an Age Discrimination Release Agreement on November 28, 2007, pursuant to which Registrant agreed to provide Mr. Haddock with the following benefits provided that prior to the Retirement Date Mr. Haddock’s employment is not terminated for cause and he does not resign without good reason:

a. Two years of separation pay at the per annum rate of $350,002 payable bi-weekly along with Registrant continuing to pay its portion of health care insurance during the COBRA period for up to 18 months.

b. Consulting through December 31, 2008, on a $2,000 per month retainer for two days of work per month.

c. No bonus under Management Bonus Plan for fiscal 2008; instead, a bonus of up to $50,000 payable at the sole discretion of the independent directors taking into account recommendations from the Chairman and Vice Chairman based upon Mr. Haddock’s performance from November 28, 2007, through March 31, 2008.

d. Options will cease vesting on the Retirement Date, other than 18,750 options scheduled to vest on May 24, 2008, which will vest if Mr. Haddock is then consulting for Registrant. Options granted under the 2004 Equity Incentive Compensation Plan will remain exercisable while Mr. Haddock is consulting and for 90 days thereafter in accordance with their terms, with an earlier termination if separation pay ceases, while options granted under prior plans will remain exercisable only while Mr. Haddock remains an employee and for 90 days thereafter in accordance with their terms.

e. The 3,125 restricted shares that according to their terms vest on September 21, 2008, if Mr. Haddock is then an employee of or consultant to Registrant will continue to so vest while all other restricted shares shall cease vesting and be forfeited upon Mr. Haddock’s employment termination.

f. Separation pay is conditioned upon non-solicitation of employees or full-time consultants and non-compete while receiving severance pay, non-disparagement, and a full release of claims granted on November 28, 2007, as well as on or about March 31, 2008, and on or about December 31, 2008.

g. Mr. Haddock will be paid $50,000 as part of a bonus plan for key employees involved in the GIG/Prevent transactions over the past few years, as additional compensation for past services, assuming he remains a Company employee on the date of its payment, anticipated to be shortly after December 31, 2007. Mr. Haddock would also be eligible to receive a further bonus at the sole discretion of Board to the extent the Board determines that he is instrumental in assisting the Company to successfully conclude its arrangements with Prevent.

Mr. Haddock has the right for seven days to rescind the release for age discrimination which would eliminate his COBRA benefits and bonus entitlement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized on the 28th day of November, 2007.

LaserCard Corporation
(Registrant)

By:	/s/ Richard M. Haddock
President and Chief Executive Officer